Exhibit 99.1

EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

MICHAEL SIEGEL CEO OF ECOLOCAP INVITED BY ARCELORMITTAL IN KAZAKHSTAN, TO LAUNCH A FEASIBILTY STUDY FOR THE USE OF M-FUEL FOR STEEL PRODUCTION FURNACES

The study will serve to demonstrate that the EcoloCap process reduces sulfurs, heavy metals and nitrogen to less than 15 Parts-Per-Million in Heavy Fuel Oil (HFO) and reduces cost significantly over the pre-processed fuel.

Barrington, IL – September 9, 2010 – EcoloCap Solutions Inc. (OTCBB:  ECOS), an innovator of alternative energy products and HFO emulsion fuel technology, reports that after months of discussions, CEO, Michael Siegel was invited by the ArcelorMittal management to visit their steel fabrication operation in Kazakhstan. The visit will serve to launch a feasibility study in order to demonstrate the many features of EcoloCap’s fuel processing technologies. ArcelorMittal is the world's leading steel company, with operations in more than 60 countries and is ranked 99th on the Fortune Global 500.

EcoloCap is also setting up a demonstration facility in Wheeling, IL. This facility is planned to start operating at the end of October, and will demonstrate the M-Fuel technology and produce samples for customer and government testing. At the beginning of next year a NPW (wasted oil bio-diesel processing) will be also available for demonstration.

Michael Siegel, CEO states: “The invitation received from ArcelorMittal Temirtau,  to demonstrate our fuel emulsion technology, proceed to feasibility and design studies that will further substantiates the validity of the technology.  Based upon ECOS calculations the utilization of M-Fuel in their steel facilities will reduce direct costs by over 10% and greatly reduce emissions, without factory modifications. We’re presently at the stage where a number of large organizations world-wide will be conducting tests, with the goal of ascertaining the validity of our technologies.   These tests should confirm our own studies and findings.   We are totally confident that our shareholders will be well rewarded for their support over the last year.”

Additionally, the Company is awaiting the longevity test results being conducted by the India Institute of Technology in New Delhi for the Nano Li Battery, and the start of M-Fuel testing by the Petroleum Ministry of India, after the Commonwealth games being held in New Delhi.  The Holland JV for the Nano Li Battery is progressing with the exchange of documents and evaluation of battery designs.

About The Company:  EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. (“MBT”), K-MBT Inc. (Korea) and EcoloCap Solutions Canada Inc., are an integrated network of environmentally focused technology companies that mainly utilize nanotechnology to develop efficient alternative energy solutions.  Their portfolio of products and services include the Nano Li rechargeable battery that surpass the performance of batteries in the market today, MBT’s M-Fuel, a breakthrough suspension fuel for diesel and heavy oil applications that greatly reduces cost and the emission of harmful gases, and EcoloCap Solutions Canada Inc. which offers Carbon Credit UN Certification and trading services. For additional information, please visit the EcoloCap website, http://www.EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com
This press release may contain statements of a forward-looking nature regarding future events.  These statements are only predictions and actual events may differ materially.  Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.

EcoloCap Solutions Inc. | 1250 South Grove Avenue | Suite 308 | Barrington, IL 60010 | T (866) 479-7041 | www.EcoloCap.com | ECOS.OB